Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-129334) pertaining to the WellPoint 401(k) Retirement Savings Plan of our reports dated February 17, 2011, with respect to the consolidated financial statements and schedules of WellPoint, Inc., and the effectiveness of internal control over financial reporting of WellPoint, Inc. included in its annual report on Form 10-K, for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 6, 2011